As filed with the Securities and Exchange Commission on September 8, 2010
 Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LSI INDUSTRIES INC.
(Exact name of Registrant as Specified in its Charter)

Ohio (State Or Other Jurisdiction Of Incorporation Or Organization)	10000 Alliance Road Cincinnati, Ohio 45242 (513) 793-3200 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	31-0888951 (IRS Employer Identification Number)

LSI INDUSTRIES INC.
2003 EQUITY COMPENSATION PLAN, AS AMENDED AND RESTATED
THROUGH NOVEMBER 19, 2009
(Full Title of the Plan)

F. Mark Reuter, Esq.
Keating Muething & Klekamp PLL
One East Fourth Street, Suite 1400
Cincinnati, Ohio  45202
Telephone:  (513) 579-6469
Facsimile:  (513) 579-6457
(Name, Address and Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock (1)	550,000 Shares (2)	$5.34(3)	$2,937,000	$210 (4)

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover additional shares of common stock (“Common Stock”) of LSI Industries Inc. (the “Registrant”) to be offered or issued in connection with any stock splits, stock dividends or similar transactions, whether pursuant to the terms of the 2003 Equity Compensation Plan, as Amended and Restated through November 19, 2009 (the “Plan”) or otherwise.

(2)
Represents the total number of shares of Common Stock being registered hereby.  This amount does not include 2,250,000 shares of Common Stock registered by the Registrant on Form S-8 (Commission File No. 333-110784), as filed with the Securities and Exchange Commission (the “Commission”) on November 26, 2003 (the “Prior Registration Statement”), which have been issued or are currently reserved and available for issuance under the Plan.

(3)
Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices of the Common Stock on the Nasdaq Global Select Market as of September 1, 2010.

(4)	Pursuant to General Instruction E to Form S-8, the registration fee has been calculated solely with respect to the 550,000 additional shares of Common Stock being registered hereby.

USE OF COMBINED PROSPECTUS

Pursuant to Rule 429(a) of the Securities Act, the prospectus that will be used in connection with the offer and sale of the securities covered by this Registration Statement and issued pursuant to the Plan (the “Combined Prospectus”) will also be used in connection with the sale of securities covered by the Prior Registration Statement.

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement (Commission File No. 333-110784) filed with the Commission are incorporated herein by reference; provided, however, that such contents shall be deemed to be amended, modified or superseded by statements contained in this Registration Statement, to the extent any such statements contained herein may be deemed to amend, modify or supersede such contents.

The purpose of this Registration Statement is to provide for (i) the registration of an additional 550,000 shares of Common Stock to be offered and sold under the Plan and (ii) the use of the Combined Prospectus in connection with this Registration Statement and the Prior Registration Statement. The additional 550,000 shares of Common Stock that are the subject of this Registration Statement relate to the increase in the number of authorized shares available for issuance under the Plan as approved by the Registrant’s stockholders at the Registrant’s Annual Meeting held on November 19, 2009. This Registration Statement has been prepared and filed pursuant to and in accordance with the requirements of General Instruction E to Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are incorporated herein by reference and made a part hereof:

1.	Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

2.	Current Report on Form 8-K filed on August 24, 2010.

3.
The description of the Common Stock contained in the Registration  Statement on Form 8-A on or about April 11, 1985 registering the Registrant's Common Stock under Section 12 of the Securities Exchange Act of 1934.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all Common Stock offered has been sold or which deregisters all Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.  Description of Securities

Not Applicable.

Item 5.  Interests of Named Experts and Counsel

The legality of the Common Stock offered hereby will be passed upon for the Company by Keating Muething & Klekamp PLL, One East Fourth Street, Suite 1400, Cincinnati, Ohio 45202.  Attorneys of Keating Muething & Klekamp PLL participating in matters relating to this Form S-8 own no shares of the Company’s Common Stock.

Item 6.  Indemnification of Directors and Officers

Ohio Revised Code, Section 1701.13(E), allows indemnification by the Registrant to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the Registrant, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, against expenses, including judgment and fines, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful.  Similar provisions apply to actions brought by or in the right of the Registrant, except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable for negligence or misconduct to the Registrant unless deemed otherwise by the court.  Indemnification is to be made by a majority vote of a quorum of disinterested directors or the written opinion of independent counsel or by the shareholders or by the court.  The Registrant’s Amended and Restated Code of Regulations extends such indemnification. The Registrant currently maintains an insurance policy that provides coverage pursuant to which the Registrant is to be reimbursed for amounts it may be required or permitted by law to pay to indemnify directors and officers.

The foregoing discussion is subject to the complete text of Section 1701.13(E) and is qualified in its entirety by reference thereto.

Item 7.  Exemption from Registration Claimed

Not Applicable.

Item 8.  Exhibits

Exhibit 4	2003 Equity Compensation Plan, as Amended and Restated through November 19, 2009 (incorporated by reference to Exhibit 10 of the Company’s Current Report on Form 8-K dated November 19, 2009)
Exhibit 5	Opinion of Keating, Muething & Klekamp PLL
Exhibit 23.1	Consent of Grant Thornton LLP
Exhibit 23.2	Consent of Deloitte & Touche LLP
Exhibit 23.3	Consent of Keating Muething & Klekamp PLL (included in Exhibit 5)
Exhibit 24	Power of Attorney (contained in the signature page)
* All Exhibits filed herewith unless otherwise indicated
Item 9.  Undertakings

(a)           The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(1)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(2)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1) and (2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)           The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cincinnati, Ohio, on September 8, 2010.

LSI INDUSTRIES INC.

By:	/s/ Robert J. Ready
Robert J. Ready
Chairman of the Board, Chief Executive Officer and President
(Principal Executive Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below whose name is preceded by an (*) hereby constitutes and appoints Robert J. Ready and Ronald S. Stowell, and each of them acting individually, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) promulgated under of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Robert J. Ready	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	September 8, 2010
*Robert J. Ready
/s/ Ronald S. Stowell	Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	September 8, 2010
*Ronald S. Stowell
/s/ Gary P. Kreider	Director	September 8, 2010
*Gary P. Kreider
/s/ Wilfred T. O’Gara	Director	September 8, 2010
*Wilfred T. O’Gara
/s/ Dennis B. Meyer	Director	September 8, 2010
*Dennis B. Meyer
/s/ Mark A. Serrianne	Director	September 8, 2010
*Mark A. Serrianne
/s/ James P. Sferra	Director, Secretary, and Executive Vice President-Manufacturing	September 8, 2010
*James P. Sferra